Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg Central Garden & Pet
925.948.3686

CENTRAL GARDEN & PET ANNOUNCES FULL YEAR AND FOURTH QUARTER

RESULTS FOR FISCAL 2005

30% Net Income Growth for the Full Year

26% Increase in EPS for the Full Year

Announces $100 Million Share Repurchase Program

WALNUT CREEK, CALIFORNIA, December 7, 2005 – Central Garden & Pet Company (NASDAQ: CENT) today announced fourth quarter and full year results for its fiscal year ended September 24, 2005 and a $100 million share repurchase program.

Net sales for fiscal 2005 were $1.4 billion, an increase of 9% from $1.3 billion in fiscal 2004. Net income for the year increased 30% to $53.8 million from $41.3 million in the prior year. Diluted earnings per share increased 26% to $2.50 from $1.99 in the prior year. Branded product sales increased 12% while sales of other manufacturers’ products declined 2%. Depreciation and amortization for the year was $19.6 million compared to $18.5 million in the prior year.

For the fourth quarter of fiscal 2005 the Company reported net sales of $323 million, up 4% from $311 million in the comparable 2004 period. Net income for the quarter increased 29% to $6.7 million from $5.2 million in the year ago period. Diluted earnings per share increased 24% to $0.31 from $0.25 in the year ago period. Branded product sales increased 7% while sales of other manufacturers’ products declined 6%. Depreciation and amortization for the quarter was $5.4 million compared to $4.9 million in the year ago period. The fourth quarter of fiscal 2005 results include a one-time benefit of $1.5 million related to a deferred tax adjustment, litigation expense of approximately $3 million and Sarbanes-Oxley compliance costs of approximately $3 million.

“Our commitment to investing in our business resulted in solid demand for our branded products throughout the fiscal year,” noted Glenn Novotny, President and Chief Executive

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Officer. “We are pleased to see consumers approach their traditional spending patterns for their homes and pets, following the slow down in spending in the fourth quarter.”

The Company announced Board of Director authorization to repurchase up to $100 million of its common stock. Mr. Novotny commented, “Central is committed to a balanced approach of disciplined, strategic acquisitions and periodic share repurchases to minimize the dilutive impact of employee stock options.”

The Company reiterated its fiscal 2006 guidance. Net sales for the year are projected to be between $1.45 billion and $1.47 billion. Operating income is expected to be between $116 million and $119 million including the net impact of $4 million in costs associated with its previously announced consolidation of its manufacturing and distribution facilities. Net income is expected to be between approximately $63 million and $65 million including the profit acceleration program. The corresponding earnings per fully diluted share is expected to be between $2.80 and $2.90. These projected results do not include the impact from any future acquisitions.

As previously disclosed, the Company accelerated its plans to achieve a 10% operating margin by fiscal 2008. In fiscal 2006, the Company expects to incur consolidation costs associated with this program of approximately $7 million. Benefits associated with this program are expected to be approximately $3 million resulting in a net cost of approximately $4 million for the fiscal year. The Company anticipates this consolidation program will contribute an additional $7 million of operating profits in fiscal 2007 ramping up to $9 million per year starting in fiscal 2008.

The Company will discuss its fourth quarter and full year fiscal 2005 results on a conference call today at 4:30 p.m. EST. The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, Super Pet,

All-Glass Aquarium, Oceanic, Kent Marine, Energy Savers Unlimited, Zodiac, Pre-Strike, Altosid, Nylabone, TFH, Four Paws and Interpet. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, and decorative outdoor patio products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Matthews Four Seasons, Cedar Works, AMDRO, Grant’s, Sevin and Over’n Out. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	September 24, 2005	September 25, 2004	September 24, 2005	September 25, 2004
Net Sales	$323,021	$310,760	$1,380,644	$1,266,526
Cost of Goods Sold and Occupancy	223,533	218,483	937,989	882,227

Gross Profit	99,488	92,277	442,655	384,299
Selling, General and Administrative Expenses	86,766	79,864	342,526	302,227

Income from Operations	12,722	12,413	100,129	82,072
Interest Expense	(6,087)	(4,759)	(23,125)	(18,282)
Interest Income	2,128	118	2,465	529
Other Income	(17)	88	4,576	2,023

Income Before Income Taxes	8,746	7,860	84,045	66,342
Income Taxes	2,030	2,650	30,258	24,992

Net Income	$6,716	$5,210	$53,787	$41,350

Basic Earnings Per Common Share:	0.32	$0.26	2.58	$2.06
Diluted Earnings Per Common Share:	0.31	$0.25	2.50	$1.99
Weighted Average Shares Outstanding
Basic	21,062	20,271	20,813	20,036
Diluted	21,787	20,966	21,526	20,801

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Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 24, 2005	September 25, 2004
Assets
Current Assets:
Cash & Cash Equivalents	$28,792	$27,157
Accounts Receivable	184,896	183,979
Inventories	270,736	237,913
Other Current Assets	25,853	15,811

Total Current Assets	510,277	464,860
Property & Equipment - Net	110,595	105,612
Goodwill	364,847	338,384
Other Assets	70,630	51,341

Total	$1,056,349	$960,197

Liabilities & Shareholders’ Equity
Current Liabilities:
Accounts Payable	$96,455	$105,933
Accrued Expenses	68,152	64,948
Current Portion of Long-Term Debt	2,210	1,025

Total Current Liabilities	166,817	171,906
Long-Term Liabilities	320,854	304,775
Other Long-Term Obligations	18,500	3,720
Convertible redeemable preferred stock	3,000	3,000
Shareholders’ Equity	547,178	476,796

Total	$1,056,349	$960,197